Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended December 31, 2012

(Dollars in millions)

December 2012
Domestic Card Metrics(1)
Net principal charge-offs	$297
Average loans held for investment	82,093
Net charge-off rate(2)	4.35%
30+ day performing delinquencies	3,001
Period-end loans held for investment	$83,140
30+ day performing delinquency rate(3)	3.61%

International Card Metrics(1)
Net principal charge-offs(4)	$(6)
Average loans held for investment	8,454
Net charge-off rate(2)(4)	(0.88)%
30+ day performing delinquencies	$308
Nonperforming loans	100
Period-end loans held for investment	8,614
30+ day performing delinquency rate(3)	3.58%
Nonperforming loan rate(5)	1.16%

Auto Finance Metrics
Net principal charge-offs	$56
Average loans held for investment	27,112
Net charge-off rate(2)	2.49%
30+ day performing delinquencies	$1,900
Nonperforming loans	149
Period-end loans held for investment	27,123
30+ day performing delinquency rate(3)	7.00%
Nonperforming loan rate(5)	0.55%

(1)

Period-end loans held for investment and average loans held for investment include accrued finance charges and fees, net of the estimated uncollectible amount. We recognize billed finance charges and fee income on open-ended loans in accordance with the contractual provisions of the credit arrangements and estimate the uncollectible amount on a quarterly basis. The estimated uncollectible amount of billed finance charges and fees is reflected as a reduction in revenue and is not included in our net charge-offs.

(2)	Calculated by dividing annualized net charge-offs for the period by average loans held for investment during the period for the specified loan category.
(3)	Calculated by dividing 30+ day performing delinquent loans as of the end of the period by period-end loans held for investment for the specified loan category.
(4)	Net principal charge-offs and the net charge-off rate for International Card reflect the impact of excess recoveries due to a high-volume of debt sales in December 2012.
(5)	Calculated by dividing nonperforming loans as of the end of the period by period-end loans held for investment for the specified loan category.